Exhibit 99.1

                         Agribrands International, Inc.



To: Editor                                          From: Investor Relations
                                                    (314) 812-0590


        Agribrands and Cargill Announce Expected Closing Date for Merger

FOR IMMEDIATE RELEASE: St. Louis, Missouri, April 20, 2001...Agribrands International, Inc. today announced that the Company received a favorable tax ruling relating to the merger with Cargill, Incorporated. The ruling from the U.S. Internal Revenue Service confirms that the merger will not have an adverse effect on the tax-free treatment of the 1998 spin-off of Agribrands from Ralston Purina Company. The receipt of such a ruling is a condition to the Agribrands merger with Cargill.

The Mexican Antitrust Commission authorized the proposed merger on Thursday, April 19, 2001.

Consummation of the merger also requires approval of two-thirds of Agribrands share-holders and satisfaction or waiver of other conditions set forth in the merger agreement. A special meeting of shareholders is scheduled for Thursday, April 26, 2001 at 10:00 a.m. CDT to consider and vote upon the merger. If the Agribrands shareholders give their approval at the special meeting and all of the conditions to the merger have been satisfied or waived, which are customary for a merger of this type, the merger is expected to close as of close of business on Monday, April 30.

Continental Stock Transfer & Trust Company has been selected as the paying agent for the distribution of funds resulting from the merger. Instructions for payment of the merger consideration of $54.50 per share are being prepared and will be provided to shareholders in due course.


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Shareholders are urged to read the proxy statement because it contains important infor-mation. The proxy statement also identifies persons (who under the Securities and Exchange Commission's rules may be considered participants in the solicitation of Agribrands shareholders in connection with the proposed merger) and describes their interests in the transaction. Investors may obtain a free copy of the most recent Form 10-Q, the proxy statement and other documents filed by Agribrands with the Securities and Exchange Commission at the Securities and Exchange Commission's website at www.sec.gov. Shareholders of Agribrands may also obtain, at no cost, the Company's most recent Form 10-Q, the proxy statement and other documents filed by Agribrands in connection with the merger by directing a request to Agribrands at 9811 South Forty Drive, St. Louis, Missouri 63124, attention Investor Relations.

Agribrands  is  a  leading  international   manufacturer  of  animal  feeds  and
agricultural products.

This news  release  contains  forward-looking  statements  within the meaning of
Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. These statements involve risks, uncertainties, estimates and assumptions which are difficult to predict. Therefore, actual events may differ materially from those expressed in these forward-looking statements. Readers, therefore, should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and Agribrands undertakes no obligation to publicly update any such statement to reflect new information, the occurrence of future events or circumstances or otherwise.

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